SCHEDULE 14A

(Rule 14-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6()(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

SEGUE SOFTWARE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

SEGUE SOFTWARE, INC.

201 Spring Street

Lexington, Massachusetts 02421

(781) 402-1000

SUPPLEMENT TO PROXY STATEMENT

This supplement updates certain information contained in the proxy statement of Segue Software, Inc. (the “Company”) dated April 29, 2003 delivered to stockholders of the Company in connection with the Company’s June 6, 2003 annual meeting of stockholders (the “Annual Meeting”). As announced on May 5, 2002, Stephen B. Butler has resigned as President and Chief Executive Officer and Director of the Company. The Company has initiated a search process for a new Chief Executive Officer. Until a successor Chief Executive Officer is named, Samuel J. Gallo, Senior Vice President and General Counsel, and Douglas Zaccaro, Senior Vice President and Chief Financial Officer and Treasurer, will serve as Acting Co-Chief Executive Officers. As a result of his resignation, Mr. Butler will not be available to stand for re-election to the Board of the Directors at the Annual Meeting. The Board of Directors has elected not to propose a substitute nominee. Accordingly, six (6) rather than seven (7) Directors will be elected at the Annual Meeting.

If a stockholder of the Company wishes to do so, such stockholder may revoke his, her or its proxy at any time before its use by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting. The presence (without further action) of a stockholder at the Annual Meeting will not constitute a revocation of a previously given proxy. Please contact the Secretary of the Company at the above telephone number if you have any questions.

SAMUEL J. GALLO

Secretary

Lexington, Massachusetts

May 13, 2003